EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASED SECOND QUARTER
NET INCOME AND STRONG COMMERCIAL LOAN GROWTH

NEW YORK, NY – July 25, 2019 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2019 of $76.5 million, or $0.22 per diluted common share, as compared to the second quarter of 2018 earnings of $72.8 million, or $0.21 per diluted common share, and net income of $113.3 million, or $0.33 per diluted common share, for the first quarter of 2019. Excluding all non-core charges and income, our adjusted net income was $78.8 million, or $0.23 per diluted common share, for the second quarter of 2019, $75.2 million, or $0.22 per diluted common share, for the second quarter of 2018, and $74.9 million, or $0.22 per diluted common share, for the first quarter of 2019. See further details below, including a reconciliation of our adjusted net income (a non-GAAP measure) in the "Consolidated Financial Highlights" tables.

Key financial highlights for the second quarter:

•
Loan Portfolio: Loans increased $379.0 million, or 6.0 percent on an annualized basis, to approximately $25.8 billion at June 30, 2019 from March 31, 2019. The increase was largely due to strong organic loan growth within the commercial and industrial loan and commercial real estate loan categories. Additionally, we sold approximately $223 million of residential mortgage loans resulting in total pre-tax gains of $3.9 million in the second quarter of 2019.

•
Net Interest Income and Margin: Net interest income on a tax equivalent basis of $221.4 million for the second quarter of 2019 increased $1.5 million as compared to the first quarter of 2019. Our net interest margin on a tax equivalent basis of 2.96 percent for the second quarter of 2019 decreased by 2 basis points from 2.98 percent for the first quarter of 2019. See the "Net Interest Income and Margin" section below for more details.

•	Provision for Credit Losses: The provision for credit losses decreased $5.9 million to $2.1 million for the second quarter of 2019 as compared to $8.0 million for the first quarter of 2019.

•
Credit Quality: Net loan charge-offs totaled $3.0 million for the second quarter of 2019 as compared to $5.3 million for the first quarter of 2019. Non-accrual loans represented 0.37 percent of total loans at both June 30, 2019 and March 31, 2019.

•
Non-interest Income: Non-interest income decreased $80.1 million to $27.6 million for the second quarter of 2019 as compared to the first quarter of 2019 mainly due to a $78.5 million gain on the sale leaseback of 26 locations in the first quarter. Additionally, we recognized net impairment losses on securities of $2.9 million related to one municipal bond (in default of its contractual payments) during the second quarter of 2019.

Valley National Bancorp (NASDAQ: VLY)
2019 Second Quarter Earnings
July 25, 2019

•
Non-interest Expense: Non-interest expense decreased $6.1 million to $141.7 million for the second quarter of 2019 as compared to the first quarter of 2019. Overall, non-interest expense declined largely as expected due to infrequent charges related to severance expense and other than temporary impairment of certain tax credit investments totaling $4.8 million and $2.4 million, respectively, recognized during the first quarter of 2019.

•
Efficiency Ratio: Our efficiency ratio was 57.19 percent for the second quarter of 2019 as compared to 45.29 percent and 60.25 percent for the first quarter of 2019 and second quarter of 2018, respectively. Our adjusted efficiency ratio was 54.58 percent for the second quarter of 2019 as compared to 54.79 percent and 57.14 percent for the first quarter of 2019 and second quarter of 2018, respectively.

•
Income Tax Expense: The effective tax rate was 26.5 percent for the second quarter of 2019 as compared to 33.5 percent for the first quarter of 2019. The first quarter of 2019 effective tax rate reflected an additional provision for income taxes of $12.1 million related to uncertain tax liability positions. Our uncertain tax liabilities totaled $12.3 million at June 30, 2019 and relate to renewable energy tax credits and other tax benefits previously recognized from investments in the DC Solar funds. For the remainder of 2019, we currently estimate that our effective tax rate will range from 25 percent to 27 percent.

•
Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.94 percent, 8.79 percent, and 13.16 percent for the second quarter of 2019, respectively. Annualized ROA, ROE and tangible ROE, adjusted for non-core charges, was 0.96 percent, 9.05 percent, and 13.55 percent for the second quarter of 2019, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

On June 26, 2019, Valley announced that it will acquire Oritani Financial Corp. (“Oritani”) and its principal subsidiary, Oritani Bank, headquartered in Washington Township, New Jersey. The merger will double Valley's market share in demographically attractive Bergen County and enhance its presence in Hudson County. The transaction is expected to close in the fourth quarter of 2019. The merger is subject to a number of pending conditions, including customary regulatory approvals and Valley and Oritani shareholder approvals.

Ira Robbins, CEO and President commented, "We are pleased with our second quarter core earnings and our continued progress towards achieving our long-term operating efficiency goals. During the quarter, we accomplished our loan growth target of six percent, net of mortgage sales, through a mix of new and existing client relationships within our markets. While the margin experienced some compression as compared to the first quarter of 2019, we believe our balance sheet is well positioned for the second half of 2019. Additionally, we are very excited about our recently announced acquisition of Oritani and the strength it will add to our franchise. Both Valley and Oritani employees have already commenced joint integration planning and together are working hard to build the synergies expected from the transaction."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $221.4 million for the second quarter of 2019 increased $9.1 million as compared to the second quarter of 2018 and increased $1.5 million as compared

Valley National Bancorp (NASDAQ: VLY)
2019 Second Quarter Earnings
July 25, 2019

to the first quarter of 2019. The increase as compared to the first quarter of 2019 was largely due to a combination of higher loan yield and average loan balances, partly offset by higher costs of deposits and lower interest income from investment securities mainly caused by higher premium amortization and repayments of higher yielding securities. Interest income on a tax equivalent basis increased $7.4 million to $328.9 million for the second quarter of 2019 as compared to the first quarter of 2019 mainly due to an 8 basis point increase in yield on average loans and a $297.7 million increase in average loans. Interest expense of $107.5 million for the second quarter of 2019 increased $5.9 million as compared to the first quarter of 2019 largely due to higher costs for both money market and certificate of deposit accounts.

Our net interest margin on a tax equivalent basis of 2.96 percent for the second quarter of 2019 decreased by 15 basis points and 2 basis points from 3.11 percent and 2.98 percent for the second quarter of 2018 and first quarter of 2019, respectively, largely due to time deposits repricing at higher market rates in the early stages of the second quarter of 2019 and other increased funding costs. The yield on average interest earning assets increased by 5 basis points on a linked quarter basis mostly due to the increase in the yield on loans. The yield on average loans increased by 8 basis points to 4.65 percent for the second quarter of 2019 as compared to the first quarter of 2019 largely due to higher yield on new loan volumes, accretable yield on PCI loans and a modest increase in loan prepayment penalties in the second quarter of 2019. The overall cost of average interest bearing liabilities increased 11 basis points to 1.93 percent for the second quarter of 2019 as compared to the linked first quarter of 2019 due to 11 and 6 basis point increases in the cost of average interest bearing deposits and long-term borrowings, respectively. The increase in deposit costs was largely due to the aforementioned time deposits repricing in the second quarter of 2019. The increase in the cost of long-term borrowings was mostly caused by the maturity of a few lower cost borrowings. Our cost of total average deposits was 1.27 percent for the second quarter of 2019 as compared to 1.20 percent for the first quarter of 2019.
Branch Transformation and Sale-Leaseback
Approximately one year ago, we established the foundation of what the transformation of our branch network would look like in coming years.  At that time, we identified 74 branches that did not meet certain internal performance measures, including 20 branches that were closed and consolidated by the end of the first quarter of 2019. For the remaining 54 branches, we implemented tailored action plans focused on improving profitability and deposit levels, as well as upgrades in staffing and training, within a defined timeline.

We are pleased to announce that the majority of the 54 branches have seen measurable success in terms of relative cost of deposits, deposit mix and overall balance growth. However, some locations have not met our established performance targets. As such, we expect to close approximately 10 branches by the end of the second quarter of 2020.

During March 2019, Valley closed a sale-leaseback transaction for 26 of its previously announced 29 properties to be sold. Valley expects to close the sale of the remaining three properties, which remain subject to the buyer's due diligence, during the second half of 2019. The sale of the remaining properties is expected to result in a pre-tax net gain of more than $3 million.

Valley National Bancorp (NASDAQ: VLY)
2019 Second Quarter Earnings
July 25, 2019

Loans, Deposits and Other Borrowings
Loans. Loans increased $379 million to approximately $25.8 billion at June 30, 2019 from March 31, 2019. The increase was mainly due to continued strong quarter over quarter organic growth in commercial and industrial loans and commercial real estate loans, as well as an increase in construction loan advances during the second quarter of 2019. During the second quarter of 2019, we originated $111 million of residential mortgage loans for sale rather than held for investment and sold approximately $116 million of pre-existing loans from our residential mortgage loan portfolio. Residential mortgage loans held for sale totaled $36.6 million and $31.9 million at June 30, 2019 and March 31, 2019, respectively.
Deposits. Total deposits decreased $133.6 million to approximately $24.8 billion at June 30, 2019 from March 31, 2019 largely due to a $339.1 million decrease in savings, NOW and money market deposits. Non-interest bearing deposits also decreased by $24.3 million to $6.3 billion at June 30, 2019 from March 31, 2019. Brokered deposits totaling $3.2 billion (consisting of both time and money market deposit accounts) at June 30, 2019 remained relatively unchanged from March 31, 2019. However, time deposits increased $229.9 million to $7.3 billion at June 30, 2019 as compared to March 31, 2019 largely due to new retail customer balances resulted from our successful promotional campaigns in the early stages of the second quarter. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 26 percent, 45 percent and 29 percent of total deposits as of June 30, 2019, respectively.
Other Borrowings. Short-term borrowings and long-term borrowings increased $325.2 million and $300.5 million at June 30, 2019, respectively, as compared to March 31, 2019 largely due to new FHLB borrowings used for loan growth funding and additional liquidity purposes.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. Our PCI loan portfolio totaled $3.8 billion, or 14.6 percent, of our total loan portfolio at June 30, 2019.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities increased $3.4 million to $106.7 million at June 30, 2019 as compared to March 31, 2019 mainly due to increase of $3.1 million in non-accrual loans during the second quarter of 2019. Non-accrual loans increased largely due to two new non-performing loans within the commercial real estate loan category at June 30, 2019. However, non-accrual loans represented 0.37 percent of total loans at June 30, 2019 which percentage remained unchanged as compared to March 31, 2019.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) were $67 million, or 0.26 percent of total loans, at June 30, 2019 as compared to $82 million, or 0.32 percent of total loans, at March 31, 2019. The $15 million decrease from March 31, 2019 was mainly due to a decline in loans 30 to 59 days past due. The decrease in loans 30 to 59 days past due was mostly driven by better performance in the commercial real estate portfolio and the normal renewal of a $15.0 million matured performing loan reported in this delinquency category at March 31, 2019.

Valley National Bancorp (NASDAQ: VLY)
2019 Second Quarter Earnings
July 25, 2019

During the second quarter of 2019, we continued to closely monitor our New York City and Chicago taxi medallion loans totaling $113.2 million and $7.8 million, respectively, within the commercial and industrial loan portfolio at June 30, 2019. While most of the taxi medallion loans are currently performing, negative trends in market valuations of the underlying taxi medallion collateral could impact the future performance and internal classification of this portfolio. At June 30, 2019, the taxi medallion portfolio included impaired loans totaling $78.3 million with related reserves of $29.5 million within the allowance for loan losses as compared to impaired loans totaling $79.6 million with related reserves of $29.6 million at March 31, 2019. At June 30, 2019, the impaired taxi medallion loans largely consisted of $67.7 million of non-accrual loans and $10.6 million of performing troubled debt restructured (TDR) loans classified as substandard loans.
Additionally, Valley currently has $13.7 million of performing non-impaired taxi medallion loans which are scheduled to mature in 2019, and $14.0 million that mature between 2023 and 2028. If the loans with 2019 maturities became TDRs upon maturity and renewal, an additional reserve of $5.8 million would be required based on the allowance methodology at June 30, 2019.
Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at June 30, 2019, March 31, 2019, and June 30, 2018:

	June 30, 2019		March 31, 2019		June 30, 2018
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$97,358	2.11%	$99,210	2.20%	$78,649	2.05%
Commercial real estate loans:
Commercial real estate	23,796	0.19%	24,261	0.19%	33,234	0.28%
Construction	25,182	1.65%	23,501	1.62%	20,578	1.49%
Total commercial real estate loans	48,978	0.34%	47,762	0.34%	53,812	0.40%
Residential mortgage loans	5,219	0.13%	5,139	0.13%	4,624	0.13%
Consumer loans:
Home equity	505	0.10%	523	0.10%	604	0.12%
Auto and other consumer	6,019	0.26%	6,327	0.29%	5,465	0.26%
Total consumer loans	6,524	0.23%	6,850	0.25%	6,069	0.23%
Total allowance for credit losses	$158,079	0.61%	$158,961	0.63%	$143,154	0.62%
Allowance for credit losses as a %
of non-PCI loans		0.72%		0.74%		0.77%

* Includes the reserve for unfunded letters of credit.
Our loan portfolio, totaling $25.8 billion at June 30, 2019, had net loan charge-offs totaling $3.0 million for the second quarter of 2019 as compared to $5.3 million and $692 thousand for the first quarter of 2019 and second quarter of 2018, respectively. Gross loan charge-offs related to taxi medallion loans within the commercial and industrial loan category were $2.3 million and $1.3 million for the second

Valley National Bancorp (NASDAQ: VLY)
2019 Second Quarter Earnings
July 25, 2019

quarter of 2019 and first quarter of 2019, respectively. There were no taxi medallion loan charge-offs during the second quarter of 2018.
During the second quarter of 2019, we recorded a $2.1 million provision for credit losses as compared to $8.0 million and $7.1 million for the first quarter of 2019 and the second quarter of 2018, respectively. The second quarter of 2019 provision was largely due to loan growth. The provision declined as compared to the first quarter of 2019 partly due to a $1.6 million decrease in reserves for unfunded letters of credit (reported in the commercial and industrial loans category in the table above) and lower reserves for internally criticized loans, as well as moderate declines in the expected incurred losses in several loan categories.

The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.61 percent, 0.63 percent and 0.62 percent at June 30, 2019, March 31, 2019 and June 30, 2018, respectively. At June 30, 2019, the allowance allocations for losses as a percentage of total loans remained relatively stable as compared to March 31, 2019 for most loan categories, however, allocation for commercial and industrial loans declined 0.09 percent partly due to the aforementioned decrease in the reserves for unfunded letters of credit.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 11.39 percent, 9.43 percent, 7.62 percent and 8.59 percent, respectively, at June 30, 2019.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Daylight Time, today to discuss the second quarter of 2019 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432. The teleconference will also be webcast live: https://edge.media-server.com/m6/p/s4ncumwm [edge.media-server.com] and archived on Valley's website through Friday, August 23, 2019. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $33 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products,

Valley National Bancorp (NASDAQ: VLY)
2019 Second Quarter Earnings
July 25, 2019

acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	failure to obtain shareholder or regulatory approval for the acquisition of Oritani or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe;

•	the inability to realize expected cost savings and synergies from the Oritani merger in amounts or in the timeframe anticipated;

•	costs or difficulties relating to Oritani integration matters might be greater than expected;

•	material adverse changes in Valley’s or Oritani’s operations or earnings;

•	the inability to retain customers and qualified employees of Oritani;

•	the inability to repay $635 million of higher cost FHLB borrowings in conjunction with the Oritani merger;

•	developments in the DC Solar bankruptcy and federal investigations that could require the recognition of additional tax provision charges related to uncertain tax liability positions;

•
due diligence issues or other matters prevent the expected sale and leaseback of three branch properties or expenses that reduce the additional pre-tax net gain expected to be recognized in the second half of 2019;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	the inability to grow customer deposits to keep pace with loan growth;

•	an increase in our allowance for credit losses due to higher than expected loan losses within one or more segments of our loan portfolio;

•	less than expected cost savings from Valley's branch transformation strategy;

•
greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

•
cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trademark infringement, employment related claims, and other matters;

Valley National Bancorp (NASDAQ: VLY)
2019 Second Quarter Earnings
July 25, 2019

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2019	2019	2018	2019	2018
FINANCIAL DATA:
Net interest income	$220,234	$218,648	$210,752	$438,882	$418,350
Net interest income - FTE (1)	221,392	219,925	212,252	441,317	421,372
Non-interest income	27,603	107,673	38,069	135,276	70,320
Non-interest expense	141,737	147,795	149,916	289,532	323,668
Income tax expense	27,532	57,196	18,961	84,728	32,145
Net income	76,468	113,330	72,802	189,798	114,767
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net income available to common shareholders	$73,296	$110,158	$69,630	$183,454	$108,423
Weighted average number of common shares outstanding:
Basic	331,748,552	331,601,260	331,318,381	331,675,313	331,024,531
Diluted	332,959,802	332,834,466	332,895,483	332,929,359	332,599,991
Per common share data:
Basic earnings	$0.22	$0.33	$0.21	$0.55	$0.33
Diluted earnings	0.22	0.33	0.21	0.55	0.33
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	10.78	10.73	13.26	10.78	13.38
Closing stock price - low	9.75	9.00	11.91	9.00	11.19
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$75,589	$71,764	$71,982	$147,353	$130,531
Basic earnings per share, as adjusted	0.23	0.22	0.22	0.44	0.39
Diluted earnings per share, as adjusted	0.23	0.22	0.22	0.44	0.39
FINANCIAL RATIOS:
Net interest margin	2.95%	2.96%	3.09%	2.95%	3.10%
Net interest margin - FTE (1)	2.96	2.98	3.11	2.97	3.12
Annualized return on average assets	0.94	1.40	0.98	1.17	0.78
Annualized return on avg. shareholders' equity	8.79	13.35	8.88	11.04	6.99
Annualized return on avg. tangible shareholders' equity (2)	13.16	20.29	13.76	16.65	10.82
Efficiency ratio (3)	57.19	45.29	60.25	50.43	66.23
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.96%	0.93%	1.01%	0.95%	0.93%
Annualized return on average shareholders' equity, as adjusted	9.05	8.83	9.17	8.94	8.33
Annualized return on average tangible shareholders' equity, as adjusted	13.55	13.42	14.21	13.48	12.91
Efficiency ratio, as adjusted	54.58	54.79	57.14	54.68	58.56
AVERAGE BALANCE SHEET ITEMS:
Assets	$32,707,144	$32,296,070	$29,778,210	$32,502,744	$29,536,301
Interest earning assets	29,877,384	29,562,907	27,256,959	29,721,015	27,005,281
Loans	25,552,415	25,254,733	22,840,235	25,404,396	22,573,097
Interest bearing liabilities	22,328,544	22,344,028	20,129,492	22,336,243	19,911,043
Deposits	24,699,238	24,782,759	21,846,582	24,740,767	21,864,210
Shareholders' equity	3,481,519	3,394,688	3,279,616	3,438,344	3,284,687

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	June 30,	March 31,		December 31,	September 30,		June 30,
(In thousands)	2019	2019		2018	2018		2018
Assets	$33,027,741	$32,476,991		$31,863,088	$30,881,948		$30,182,979
Total loans	25,802,162	25,423,118		25,035,469	24,111,290		23,234,716
Non-PCI loans	22,030,205	21,418,778	13,802,636	20,845,383	19,681,255	13,802.636	18,587,015
Deposits	24,773,929	24,907,496		24,452,974	22,588,272		21,640,772
Shareholders' equity	3,504,118	3,444,879		3,350,454	3,302,936		3,277,312

LOANS:
(In thousands)
Commercial and industrial	$4,615,765	$4,504,927		$4,331,032	$4,015,280		$3,829,525
Commercial real estate:
Commercial real estate	12,798,017	12,665,425		12,407,275	12,251,231		11,913,830
Construction	1,528,968	1,454,199		1,488,132	1,416,259		1,376,732
Total commercial real estate	14,326,985	14,119,624		13,895,407	13,667,490		13,290,562
Residential mortgage	4,072,450	4,071,237		4,111,400	3,782,972		3,528,682
Consumer:
Home equity	501,646	513,066		517,089	521,797		520,849
Automobile	1,362,466	1,347,759		1,319,571	1,288,902		1,281,735
Other consumer	922,850	866,505		860,970	834,849		783,363
Total consumer loans	2,786,962	2,727,330		2,697,630	2,645,548		2,585,947
Total loans	$25,802,162	$25,423,118		$25,035,469	$24,111,290		$23,234,716

CAPITAL RATIOS:
Book value per common share	$9.93	$9.75		$9.48	$9.33		$9.26
Tangible book value per common share (2)	6.45	6.26		5.97	5.81		5.75
Tangible common equity to tangible assets (2)	6.71%	6.63%		6.45%	6.48%		6.56%
Tier 1 leverage capital	7.62	7.58		7.57	7.63		7.72
Common equity tier 1 capital	8.59	8.53		8.43	8.56		8.71
Tier 1 risk-based capital	9.43	9.38		9.30	9.46		9.65
Total risk-based capital	11.39	11.37		11.34	11.55		11.77

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
ALLOWANCE FOR CREDIT LOSSES:	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2019	2019	2018	2019	2018
Beginning balance - Allowance for credit losses	$158,961	$156,295	$136,704	$156,295	$124,452
Loans charged-off:
Commercial and industrial	(3,073)	(4,282)	(642)	(7,355)	(773)
Commercial real estate	—	—	(38)	—	(348)
Residential mortgage	—	(15)	(99)	(15)	(167)
Total Consumer	(1,752)	(2,028)	(1,422)	(3,780)	(2,633)
Total loans charged-off	(4,825)	(6,325)	(2,201)	(11,150)	(3,921)
Charged-off loans recovered:
Commercial and industrial	1,195	483	819	1,678	2,926
Commercial real estate	22	21	15	43	384
Residential mortgage	9	1	180	10	260
Total Consumer	617	486	495	1,103	963
Total loans recovered	1,843	991	1,509	2,834	4,533
Net (charge-offs) recoveries	(2,982)	(5,334)	(692)	(8,316)	612
Provision for credit losses	2,100	8,000	7,142	10,100	18,090
Ending balance - Allowance for credit losses	$158,079	$158,961	$143,154	$158,079	$143,154
Components of allowance for credit losses:
Allowance for loan losses	$155,105	$154,381	$138,762	$155,105	$138,762
Allowance for unfunded letters of credit	2,974	4,580	4,392	2,974	4,392
Allowance for credit losses	$158,079	$158,961	$143,154	$158,079	$143,154
Components of provision for credit losses:
Provision for loan losses	$3,706	$7,856	$6,592	$11,562	$17,294
Provision for unfunded letters of credit	(1,606)	144	550	(1,462)	796
Provision for credit losses	$2,100	$8,000	$7,142	$10,100	$18,090
Annualized ratio of total net charge-offs (recoveries) to average loans	0.05%	0.08%	0.01%	0.07%	(0.01)%
Allowance for credit losses as a % of non-PCI loans	0.72%	0.74%	0.77%	0.72%	0.77%
Allowance for credit losses as a % of total loans	0.61%	0.63%	0.62%	0.61%	0.62%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (4)	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2019	2019	2018	2018	2018
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$14,119	$5,120	$13,085	$9,462	$6,780
Commercial real estate	6,202	39,362	9,521	3,387	4,323
Construction	—	1,911	2,829	15,576	175
Residential mortgage	19,131	15,856	16,576	10,058	7,961
Total Consumer	11,932	6,647	9,740	7,443	6,573
Total 30 to 59 days past due	51,384	68,896	51,751	45,926	25,812
60 to 89 days past due:
Commercial and industrial	4,135	1,756	3,768	1,431	1,533
Commercial real estate	354	2,156	530	2,502	—
Construction	1,342	—	—	36	—
Residential mortgage	3,635	3,635	2,458	3,270	1,978
Total Consumer	1,484	990	1,386	1,249	860
Total 60 to 89 days past due	10,950	8,537	8,142	8,488	4,371
90 or more days past due:
Commercial and industrial	3,298	2,670	6,156	1,618	560
Commercial real estate	—	—	27	27	27
Residential mortgage	1,054	1,402	1,288	1,877	2,324
Total Consumer	359	523	341	282	198
Total 90 or more days past due	4,711	4,595	7,812	3,804	3,109
Total accruing past due loans	$67,045	$82,028	$67,705	$58,218	$33,292
Non-accrual loans:
Commercial and industrial	$76,216	$76,270	$70,096	$52,929	$53,596
Commercial real estate	6,231	2,663	2,372	7,103	7,452
Construction	—	378	356	—	1,100
Residential mortgage	12,069	11,921	12,917	16,083	19,303
Total Consumer	1,999	2,178	2,655	2,248	3,003
Total non-accrual loans	96,515	93,410	88,396	78,363	84,454
Other real estate owned (OREO)	7,161	7,317	9,491	9,863	11,760
Other repossessed assets	2,358	2,628	744	445	864
Non-accrual debt securities (5)	680	—	—	—	—
Total non-performing assets	$106,714	$103,355	$98,631	$88,671	$97,078
Performing troubled debt restructured loans	$74,385	$73,081	$77,216	$81,141	$83,694
Total non-accrual loans as a % of loans	0.37%	0.37%	0.35%	0.33%	0.36%
Total accruing past due and non-accrual loans as a % of loans	0.63%	0.69%	0.62%	0.57%	0.51%
Allowance for losses on loans as a % of non-accrual loans	160.71%	165.27%	171.79%	184.99%	164.30%
Non-performing purchased credit-impaired loans (6)	$55,085	$56,182	$56,125	$75,422	$57,311

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2019	2019	2018	2019	2018
Adjusted net income available to common shareholders:
Net income, as reported	$76,468	$113,330	$72,802	$189,798	$114,767
Less: Gain on sale leaseback transactions (net of tax)(a)	—	(55,707)	—	(55,707)	—
Add: Net impairment losses on securities (net of tax)	2,078	—	—	2,078	—
Add: (Gains) losses on securities transaction (net of tax)	(8)	23	26	15	574
Add: Severance expense (net of tax)(b)	—	3,433	—	3,433	—
Add: Tax credit investment impairment (net of tax)(c)	—	1,757	—	1,757	—
Add: Legal expenses (litigation reserve impact only, net of tax)	—	—	—	—	7,520
Add: Merger related expenses (net of tax)(d)	—	—	2,326	—	12,014
Add: Income tax expense (e)	223	12,100	—	12,323	2,000
Net income, as adjusted	$78,761	$74,936	$75,154	$153,697	$136,875
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net income available to common shareholders, as adjusted	$75,589	$71,764	$71,982	$147,353	$130,531
__________
(a) The gain on sale leaseback transactions is included in gains on the sales of assets within other non-interest income.
(b) Severance expense is included in salary and employee benefits expense.
(c) Impairment is included in the amortization of tax credit investments.
(d) Merger related expenses are primarily within salary and employee benefits and other expense.
(e) Income tax expense (benefit) related to reserves for uncertain tax positions in 2019 and USAB and the Tax Act in the 2018 periods.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$75,589	$71,764	$71,982	$147,353	$130,531
Average number of shares outstanding	331,748,552	331,601,260	331,318,381	331,675,313	331,024,531
Basic earnings, as adjusted	$0.23	$0.22	$0.22	$0.44	$0.39
Average number of diluted shares outstanding	332,959,802	332,834,466	332,895,483	332,929,359	332,599,991
Diluted earnings, as adjusted	$0.23	$0.22	$0.22	$0.44	$0.39
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$78,761	$74,936	$75,154	$153,697	$136,875
Average shareholders' equity	3,481,519	3,394,688	3,279,616	3,438,344	3,284,687
Less: Average goodwill and other intangible assets	1,156,703	1,160,510	1,163,575	1,158,596	1,163,901
Average tangible shareholders' equity	$2,324,816	$2,234,178	$2,116,041	$2,279,748	$2,120,786
Annualized return on average tangible shareholders' equity, as adjusted	13.55%	13.42%	14.21%	13.48%	12.91%
Adjusted annualized return on average assets:
Net income, as adjusted	$78,761	$74,936	$75,154	$153,697	$136,875
Average assets	$32,707,144	$32,296,070	$29,778,210	$32,502,744	$29,536,301
Annualized return on average assets, as adjusted	0.96%	0.93%	1.01%	0.95%	0.93%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2019	2019	2018	2019	2018
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$78,761	$74,936	$75,154	$153,697	$136,875
Average shareholders' equity	$3,481,519	$3,394,688	$3,279,616	$3,438,344	$3,284,687
Annualized return on average shareholders' equity, as adjusted	9.05%	8.83%	9.17%	8.94%	8.33%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$76,468	$113,330	$72,802	$189,798	$114,767
Average shareholders' equity	3,481,519	3,394,688	3,279,616	3,438,344	3,284,687
Less: Average goodwill and other intangible assets	1,156,703	1,160,510	1,163,575	1,158,596	1,163,901
Average tangible shareholders' equity	$2,324,816	$2,234,178	$2,116,041	$2,279,748	$2,120,786
Annualized return on average tangible shareholders' equity	13.16%	20.29%	13.76%	16.65%	10.82%
Adjusted efficiency ratio:
Non-interest expense, as reported	$141,737	$147,795	$149,916	$289,532	$323,668
Less: Severance expense (pre-tax)	—	4,838	—	4,838	—
Less: Legal expenses (litigation reserve impact only, pre-tax)	—	—	—	—	10,500
Less: Merger-related expenses (pre-tax)	—	—	3,248	—	16,776
Less: Amortization of tax credit investments (pre-tax)	4,863	7,173	4,470	12,036	9,744
Non-interest expense, as adjusted	$136,874	$135,784	$142,198	$272,658	$286,648
Net interest income	220,234	218,648	210,752	438,882	418,350
Non-interest income, as reported	27,603	107,673	38,069	135,276	70,320
Add: Net impairment losses on securities (pre-tax)	2,928	—	—	2,928	—
Add: (Gains) losses on securities transactions, net (pre-tax)	(11)	32	36	21	801
Less: Gain on sale leaseback transaction (pre-tax)	—	78,505	—	78,505	—
Non-interest income, as adjusted	$30,520	$29,200	$38,105	$59,720	$71,121
Gross operating income, as adjusted	$250,754	$247,848	$248,857	$498,602	$489,471
Efficiency ratio, as adjusted	54.58%	54.79%	57.14%	54.68%	58.56%

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2019	2019	2018	2018	2018
Tangible book value per common share:
Common shares outstanding	331,788,149	331,732,636	331,431,217	331,501,424	331,454,025
Shareholders' equity	$3,504,118	$3,444,879	$3,350,454	$3,302,936	$3,277,312
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,155,250	1,158,245	1,161,655	1,166,481	1,162,858
Tangible common shareholders' equity	$2,139,177	$2,076,943	$1,979,108	$1,926,764	$1,904,763
Tangible book value per common share	$6.45	$6.26	$5.97	$5.81	$5.75
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$2,139,177	$2,076,943	$1,979,108	$1,926,764	$1,904,763
Total assets	33,027,741	32,476,991	31,863,088	30,881,948	30,182,979
Less: Goodwill and other intangible assets	1,155,250	1,158,245	1,161,655	1,166,481	1,162,858
Tangible assets	$31,872,491	$31,318,746	$30,701,433	$29,715,467	$29,020,121
Tangible common equity to tangible assets	6.71%	6.63%	6.45%	6.48%	6.56%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)	Represents an other-than-temporarily impaired municipal bond security classified as available for sale presented at its carrying value at June 30, 2019.
(6)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Cash and due from banks	$276,291	$251,541
Interest bearing deposits with banks	178,905	177,088
Investment securities:
Held to maturity (fair value of $2,184,792 at June 30, 2019 and $2,034,943 at December 31, 2018)	2,168,236	2,068,246
Available for sale	1,679,350	1,749,544
Total investment securities	3,847,586	3,817,790
Loans held for sale, at fair value	36,641	35,155
Loans	25,802,162	25,035,469
Less: Allowance for loan losses	(155,105)	(151,859)
Net loans	25,647,057	24,883,610
Premises and equipment, net	312,627	341,630
Lease right-of-use assets	283,348	—
Bank owned life insurance	442,343	439,602
Accrued interest receivable	99,065	95,296
Goodwill	1,084,665	1,084,665
Other intangible assets, net	70,585	76,990
Other assets	748,628	659,721
Total Assets	$33,027,741	$31,863,088
Liabilities
Deposits:
Non-interest bearing	$6,327,789	$6,175,495
Interest bearing:
Savings, NOW and money market	11,107,952	11,213,495
Time	7,338,188	7,063,984
Total deposits	24,773,929	24,452,974
Short-term borrowings	2,387,784	2,118,914
Long-term borrowings	1,800,182	1,654,268
Junior subordinated debentures issued to capital trusts	55,544	55,370
Lease liabilities	307,405	3,125
Accrued expenses and other liabilities	198,779	227,983
Total Liabilities	29,523,623	28,512,634
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at June 30, 2019 and December 31, 2018)	111,590	111,590
Series B (4,000,000 shares issued at June 30, 2019 and December 31, 2018)	98,101	98,101
Common stock (no par value, authorized 450,000,000 shares; issued 332,101,525 shares at June 30, 2019 and 331,634,951 shares at December 31, 2018)	116,571	116,240
Surplus	2,804,059	2,796,499
Retained earnings	412,190	299,642
Accumulated other comprehensive loss	(35,131)	(69,431)
Treasury stock, at cost (313,376 common shares at June 30, 2019 and 203,734 common shares at December 31, 2018)	(3,262)	(2,187)
Total Shareholders’ Equity	3,504,118	3,350,454
Total Liabilities and Shareholders’ Equity	$33,027,741	$31,863,088

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Interest Income
Interest and fees on loans	$296,934	$288,277	$247,690	$585,211	$485,276
Interest and dividends on investment securities:
Taxable	22,489	22,876	22,222	45,365	43,545
Tax-exempt	4,356	4,804	5,639	9,160	11,360
Dividends	2,795	3,174	3,728	5,969	5,667
Interest on federal funds sold and other short-term investments	1,168	1,093	839	2,261	1,765
Total interest income	327,742	320,224	280,118	647,966	547,613
Interest Expense
Interest on deposits:
Savings, NOW and money market	38,020	36,283	24,756	74,303	47,073
Time	40,331	38,171	16,635	78,502	31,251
Interest on short-term borrowings	14,860	12,549	10,913	27,409	16,645
Interest on long-term borrowings and junior subordinated debentures	14,297	14,573	17,062	28,870	34,294
Total interest expense	107,508	101,576	69,366	209,084	129,263
Net Interest Income	220,234	218,648	210,752	438,882	418,350
Provision for credit losses	2,100	8,000	7,142	10,100	18,090
Net Interest Income After Provision for Credit Losses	218,134	210,648	203,610	428,782	400,260
Non-Interest Income
Trust and investment services	3,096	2,904	3,262	6,000	6,492
Insurance commissions	2,649	2,525	4,026	5,174	7,847
Service charges on deposit accounts	5,827	5,903	6,679	11,730	13,932
Gains (losses) on securities transactions, net	11	(32)	(36)	(21)	(801)
Other-than-temporary impairment losses on securities	(2,928)	—	—	(2,928)	—
Portion recognized in other comprehensive income (before taxes)	—	—	—	—	—
Net impairment losses on securities recognized in earnings	(2,928)	—	—	(2,928)	—
Fees from loan servicing	2,367	2,430	2,045	4,797	4,268
Gains on sales of loans, net	3,930	4,576	7,642	8,506	14,395
(Losses) gains on sales of assets, net	(564)	77,720	(125)	77,156	(222)
Bank owned life insurance	2,205	1,887	2,652	4,092	4,415
Other	11,010	9,760	11,924	20,770	19,994
Total non-interest income	27,603	107,673	38,069	135,276	70,320
Non-Interest Expense
Salary and employee benefits expense	76,183	83,105	78,944	159,288	172,236
Net occupancy and equipment expense	29,700	27,886	26,901	57,586	54,825
FDIC insurance assessment	4,931	6,121	8,044	11,052	13,542
Amortization of other intangible assets	4,170	4,311	4,617	8,481	8,910
Professional and legal fees	4,145	5,271	5,337	9,416	22,384
Amortization of tax credit investments	4,863	7,173	4,470	12,036	9,744
Telecommunication expense	2,351	2,268	3,015	4,619	6,609
Other	15,394	11,660	18,588	27,054	35,418
Total non-interest expense	141,737	147,795	149,916	289,532	323,668
Income Before Income Taxes	104,000	170,526	91,763	274,526	146,912
Income tax expense	27,532	57,196	18,961	84,728	32,145
Net Income	76,468	113,330	72,802	189,798	114,767
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net Income Available to Common Shareholders	$73,296	$110,158	$69,630	$183,454	$108,423

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Earnings Per Common Share:
Basic	$0.22	$0.33	$0.21	$0.55	$0.33
Diluted	0.22	0.33	0.21	0.55	0.33
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.22	0.22
Weighted Average Number of Common Shares Outstanding:
Basic	331,748,552	331,601,260	331,318,381	331,675,313	331,024,531
Diluted	332,959,802	332,834,466	332,895,483	332,929,359	332,599,991

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$25,552,415	$296,934	4.65%	$25,254,733	$288,277	4.57%	$22,840,235	$247,691	4.34%
Taxable investments (3)	3,453,676	25,284	2.93%	3,390,609	26,050	3.07%	3,438,842	25,950	3.02%
Tax-exempt investments (1)(3)	658,727	5,514	3.35%	689,675	6,081	3.53%	750,896	7,138	3.80%
Interest bearing deposits with banks	212,566	1,168	2.20%	227,890	1,093	1.92%	226,986	839	1.48%
Total interest earning assets	29,877,384	328,900	4.40%	29,562,907	321,501	4.35%	27,256,959	281,618	4.13%
Other assets	2,829,760			2,733,163			2,521,251
Total assets	$32,707,144			$32,296,070			$29,778,210
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$11,293,885	$38,020	1.35%	$11,450,943	$36,283	1.27%	$10,978,067	$24,756	0.90%
Time deposits	7,047,319	40,331	2.29%	7,214,863	38,171	2.12%	4,700,456	16,635	1.42%
Short-term borrowings	2,380,294	14,860	2.50%	2,011,428	12,549	2.50%	2,166,837	10,913	2.01%
Long-term borrowings (4)	1,607,046	14,297	3.56%	1,666,794	14,573	3.50%	2,284,132	17,062	2.99%
Total interest bearing liabilities	22,328,544	107,508	1.93%	22,344,028	101,576	1.82%	20,129,492	69,366	1.38%
Non-interest bearing deposits	6,358,034			6,116,953			6,168,059
Other liabilities	539,047			440,401			201,043
Shareholders' equity	3,481,519			3,394,688			3,279,616
Total liabilities and shareholders' equity	$32,707,144			$32,296,070			$29,778,210

Net interest income/interest rate spread (5)		$221,392	2.47%		$219,925	2.53%		$212,252	2.75%
Tax equivalent adjustment		(1,158)			(1,277)			(1,500)
Net interest income, as reported		$220,234			$218,648			$210,752
Net interest margin (6)			2.95%			2.96%			3.09%
Tax equivalent effect			0.01%			0.02%			0.02%
Net interest margin on a fully tax equivalent basis (6)			2.96%			2.98%			3.11%

(1)	Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.